Exhibit 99.1

Xometry Announces Pricing of $250 Million Offering of Convertible Senior Notes

ROCKVILLE, Md., February 2, 2022 (GLOBE NEWSWIRE) – Xometry, Inc. (“Xometry”) (XMTR), a leading digital marketplace for on-demand manufacturing, today announced the pricing of $250 million aggregate principal amount of 1.00% Convertible Senior Notes due 2027 (the “Notes”) in a private placement (the “Offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

Xometry has also granted the initial purchasers of the Notes an option to purchase, within a 13-day period beginning on, and including, the date on which the Notes are first issued, up to an additional $37.5 million aggregate principal amount of Notes. The sale of the Notes to the initial purchasers is expected to close on February 4, 2022, subject to customary closing conditions.

The Notes will be general unsecured obligations of Xometry and will accrue interest payable semiannually in arrears on February 1 and August 1 of each year, beginning on August 1, 2022, at a rate of 1.00% per year. The Notes will mature on February 1, 2027, unless earlier converted, redeemed or repurchased.

Xometry estimates that the net proceeds from the Offering will be approximately $241.9 million (or approximately $278.3 million if the initial purchasers exercise their option to purchase additional Notes in full) to Xometry after deducting the initial purchasers’ discounts and commissions and estimated Offering expenses payable by Xometry. Xometry expects to use the net proceeds from the Offering for working capital and general corporate purposes and for acquisitions of, or strategic investments in, complementary businesses, products, services or technologies.

Prior to November 1, 2026, the Notes will be convertible at the option of the noteholders only if specific conditions are met. On or after November 1, 2026 until the close of business on the second scheduled trading day immediately preceding the maturity date, the Notes will be convertible at the option of the noteholders at any time regardless of these conditions. Upon conversion, Xometry will pay or deliver, as the case may be, cash, shares of Xometry’s Class A common stock or a combination of cash and shares of Xometry’s Class A common stock, at its election. The initial conversion rate is 17.8213 shares of Xometry’s Class A common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $56.11 per share of Xometry’s Class A common stock, which represents a conversion premium of approximately 27.5% to the last reported sale price of Xometry’s Class A common stock on the Nasdaq Global Select Market on February 1, 2022), and will be subject to customary anti-dilution adjustments and increases in connection with certain corporate events or redemptions as described below.

Xometry may not redeem the Notes prior to February 5, 2025. Xometry may redeem for cash all or any portion of the Notes (subject to certain limitations), at its option, on or after February 5, 2025 and prior to the 41st scheduled trading day immediately preceding the maturity date of the Notes if the last reported sale price of Xometry’s Class A common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Xometry provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. If Xometry redeems less than all of the outstanding Notes, at least $100 million aggregate principal amount of Notes must be outstanding and not subject to redemption as of, and after giving effect to, delivery of the relevant redemption notice.

If Xometry undergoes a “fundamental change,” then, subject to certain conditions and limited exceptions, noteholders may require Xometry to repurchase for cash all or any portion of their Notes in principal amounts of $1,000 or an integral multiple thereof at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. In addition, following certain corporate events that occur prior to the maturity date of the Notes or if Xometry delivers a notice of redemption, Xometry will, in certain circumstances, increase the conversion rate of the Notes for a noteholder who elects to convert its Notes in connection with such a corporate event or convert its Notes called (or deemed called) for redemption during the related redemption period, as the case may be.

The Notes were only offered to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act by means of a private offering memorandum. The Notes and shares of Xometry’s Class A common stock issuable upon conversion of the Notes, if any, have not been and will not be registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking” statements that involve risks and uncertainties, including statements concerning the completion and timing of the proposed Offering of the Notes, and the anticipated use of the net proceeds from the Offering. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual events to differ materially from Xometry’s plans, including those more fully described in our filings with the Securities and Exchange Commission (“SEC”) from time to time, including our Quarterly Reports on Form 10-Q for the periods ended June 30, 2021 and September 30, 2021. All forward-looking statements in this press release are based on information available to Xometry and assumptions and beliefs as of the date hereof, and Xometry disclaims any obligation to update any forward-looking statements, except as required by law.

About Xometry

Xometry (XMTR) powers the industries of today and tomorrow by connecting the people with big ideas to the manufacturers who can bring them to life. Xometry’s digital marketplace gives manufacturers the critical resources they need to grow their business while also making it easy for buyers at Fortune 1000 companies to tap into global manufacturing capacity.

Investor Contact:

Shawn Milne

240-335-8132

Shawn.Milne@Xometry.com

Media Contact:

Matthew Hutchison for Xometry

415-583-2119

Matthew.Hutchison@Xometry.com